Exhibit 99.5

AMENDMENT

TO THE

OFFICEMAX 2003 DIRECTOR STOCK COMPENSATION PLAN

And the

OFFICEMAX DIRECTOR STOCK COMPENSATION PLAN

WHEREAS, OfficeMax Incorporated (“OfficeMax”) previously established the OfficeMax 2003 Director Stock Compensation Plan and the OfficeMax Director Stock Compensation Plan (each, a “Plan” and together, the “Plans”), as amended from time to time; and

WHEREAS, OfficeMax has entered into an Agreement and Plan of Merger by and among Office Depot, Inc. (the “Company”), Dogwood Merger Sub Inc., Dogwood Merger Sub LLC, Mapleby Holdings Merger Corporation, Mapleby Merger Corporation and OfficeMax, dated as of February 20, 2013 (the “Merger Agreement”) pursuant to which a series of transactions occurred and a subsidiary of the Company merged with and into Mapleby Holdings Merger Corporation (the parent company of OfficeMax Incorporated) (the “Merger”); and

WHEREAS, in connection with the Merger, the Board of Directors of OfficeMax (or a committee thereof) approved the assumption of the Plans by the Company and provided that the Company’s Board of Director’s and/or Compensation Committee will have the authority to amend the Plans; and

WHEREAS, the Company’s Board of Directors has delegated to Elisa Garcia, Michael Allison and Richelle Aschenbrenner (the “Authorized Officers”) the authority and responsibility, individually and jointly, for amending the Plans to make any changes they determine to be necessary or desirable to reflect the Merger; and

WHEREAS, the Company desires to amend the Plans to reflect the assumption of the Plans by the Company and to make other amendments to reflect the Merger.

NOW, THEREFORE, each Plan is amended as follows effective on the date hereof:

1)	All references in the Plan to the “Company” shall mean Office Depot, Inc., a Delaware corporation, or its successor.

2)	All references in the Plan to the “Executive Compensation Committee” shall mean and shall be replaced with “Compensation Committee”.

3)	Section 2.1 of each Plan is hereby amended by deleting “$2.50 par value”.

4)	Each Plan is hereby amended by adding the following as a new Section 5 at the end of the Plan.

“5. Consequences of Merger.

5.1 As used in the Plan, the following definitions apply to the terms indicated below:

5.1.1 “Merger” shall mean the merger of a subsidiary of Office Depot, Inc. with and into Mapleby Holdings Merger Corporation (the parent company of OfficeMax Incorporated) pursuant to the Merger Agreement.

5.1.2 “Merger Agreement” shall mean the Agreement and Plan of Merger by and among the Company, Dogwood Merger Sub Inc., Dogwood Merger Sub LLC, Mapleby Holdings Merger Corporation, Mapleby Merger Corporation and OfficeMax Incorporated, dated as of February 20, 2013.

5.1.3 “Merger Effective Date” shall mean the effective date of the Merger.

5.2 No additional Options may be granted under this Plan. All Options outstanding as of the Merger Effective Date shall be adjusted as provided in the Merger Agreement (which shall include an adjustment to the number of shares subject to the Option and an adjustment to the Option Price). The maximum number of shares that may be issued pursuant to Options granted under this Plan shall be adjusted to reflect and to include the adjusted shares that may be issued pursuant to the outstanding Options.”

5)	In all respects not above amended, the Plan is hereby ratified and confirmed.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed by its duly authorized representative this 6 day of November, 2013.

OFFICE DEPOT, INC.

By:	/s/ Richelle Aschenbrenner
Richelle Aschenbrenner Vice President, Global Compensation, Benefits & HRIM

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